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                                                                     Exhibit 4.2


         TRUST AGREEMENT, dated as of June 23, 2003, between Chase Manhattan Bank USA, National Association, as Seller, and Wilmington Trust Company, a Delaware banking corporation, not in its individual capacity but solely as Owner Trustee (the "Owner Trustee"). The Seller and the Owner Trustee hereby agree as follows:

         1. The trust created hereby shall be known as "Chase Manhattan Auto Owner Trust 2003-B", in which name the Owner Trustee may engage in the transactions contemplated hereby, make and execute contracts, and sue and be sued.

         2. The Seller hereby assigns, transfers, conveys and sets over to the Owner Trustee the sum of $1. The Owner Trustee hereby acknowledges receipt of such amount in trust from the Seller, which amount shall constitute the initial trust estate. The Owner Trustee hereby declares that it will hold the trust estate in trust for the Seller. It is the intention of the parties hereto that the Trust created hereby constitute a statutory trust under Chapter 38 of Title 12 of the Delaware Code, 12 Del. C. ss.3801 et seq., and that this document constitutes the governing instrument of the Trust. The Owner Trustee is hereby authorized and directed to execute and file a certificate of trust with the Delaware Secretary of State in the form attached hereto.

         3. The Seller and the Owner Trustee will enter into an amended and restated Trust Agreement, satisfactory to each such party, to provide for the contemplated operation of the Trust created hereby. Prior to the execution and delivery of such amended and restated Trust Agreement, the Owner Trustee shall not have any duty or obligation hereunder or with respect to the trust estate, except upon the written direction of the Seller to take such action as determined by the Seller to be necessary to obtain prior to such execution and delivery any licenses, consents or approvals required by applicable law or otherwise.

         4. This Trust Agreement may be executed in one or more counterparts.

         5. The Owner Trustee may resign upon thirty days prior notice to the Seller.

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         IN WITNESS WHEREOF, the parties hereto have caused this Trust Agreement to be duly executed by their respective officers hereunto duly authorized, as of the day and year first above written.

                                     CHASE MANHATTAN BANK USA,
                                     NATIONAL ASSOCIATION, as Seller



                                     By:   /s/ Andrew T. Semmelman
                                         -----------------------------
                                         Name:  Andrew T. Semmelman
                                         Title: Senior Vice President



                                     WILMINGTON TRUST COMPANY, not
                                     in its individual capacity but solely as Owner Trustee



                                     By:    /s/ Janel R. Havrilla
                                         -----------------------------
                                         Name:  Janel R. Havrilla
                                         Title: Financial Services Officer